Exhibit 99.1
ABLEST INC. ANNOUNCES CLOSING OF MERGER
          TAMPA, Fla., June 8, 2007 — Ablest Inc. (Amex: AIH) announced today that it has closed the previously announced merger with Select Acquisition, Inc., an entity wholly-owned by Koosharem Corporation. Koosharem is the holding company of SelectRemedy, which has approximately 280 professional staffing offices throughout North America, focused on delivering human capital workforce solutions in various business sectors.
          The parties today filed a certificate of merger with the Secretary of State of the State of Delaware to consummate the Merger upon which Ablest became a wholly-owned subsidiary of Koosharem. Each outstanding share of Ablest’s common stock has been converted into the right to receive $11.00 in cash per share (other than those shares held by Ablest, Koosharem or Select Acquisition, or any of their respective subsidiaries, and other than those shares with respect to which appraisal rights are properly exercised). American Stock Transfer & Trust Company has been appointed the exchange agent for payment of the merger consideration. Ablest anticipates that the exchange agent will contact shareholders shortly with instructions on how to receive payment for their shares. As a result of the Merger, Ablest will no longer file periodic reports with the Securities and Exchange Commission and shares of the Company’s common stock will no longer trade on the American Stock Exchange.
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SOURCE:	Ablest Inc.
CONTACT:	John Horan, Vice President and Chief Financial Officer 813/830-7700 or jhoran@ablest.com